EXHIBIT 10.48

AGREEMENT OF SUBLEASE

BETWEEN

MERCATOR SOFTWARE, INC.

AS SUBLANDLORD

AND

WEBLEY SYSTEMS, INC.

AND PARUS HOLDINGS, INC.

AS SUBTENANT

DATED AS OF MARCH 27, 2003

3000 LAKESIDE DRIVE

BANNOCKBURN, ILLINOIS

Exhibits

Exhibit A - Floor Plan of the Sub-Premises

Exhibit B - List of Furniture and Equipment

Exhibit C - Subtenant’s Early Occupancy Alterations

Exhibit D - Copy of Prime Lease

i

AGREEMENT OF SUBLEASE

THIS AGREEMENT (“Sublease”) made as of the 27th day of March, 2003, by and between MERCATOR SOFTWARE, INC., a Connecticut corporation, with offices at 45 Danbury Road, Wilton, Connecticut 06897 (hereinafter called the “Sublandlord”) and WEBLEY SYSTEMS, INC., a Delaware corporation, with offices at One Parkway Plaza, 4th Floor, Deerfield, Illinois 60015 (“Webley”) and PARUS HOLDINGS, INC., a Delaware corporation with offices at One Parkway Plaza, 4th Floor, Deerfield, Illinois 60015, Attn. Robert McConnell (“Parus”; Webley and Parus are hereinafter collectively called the “Subtenant”).

W I T N E S S E T H

WHEREAS, by Lease Agreement (the “Prime Lease”) dated June 26, 2000, Bannockburn I Development Company, as lessor, demised and let to Sublandlord, as tenant, approximately 17,855 rentable square feet of space (the “Leased Premises”) at 3000 Lakeside Drive, Bannockburn, Illinois (the “Building”) as more particularly described therein;

WHEREAS, subsequent to the date of the Prime Lease, Bannockburn I Development Company sold the Building to Great Lakes REIT, L.P., a Delaware limited partnership (the “Prime Landlord”);

WHEREAS, Sublandlord is desirous of subletting to the Subtenant, and the Subtenant is desirous of subletting and receiving from Sublandlord the Leased Premises as more particularly shown on the floor plan attached hereto and made a part hereof as Exhibit A (the “Sub-Premises”).

NOW THEREFORE, in consideration of TEN and NO/l00 ($l0.00) DOLLARS and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto do hereby agree as follows:

Article 1.    Demise, Use & Furniture.

A.    Demise and Use.  Sublandlord hereby sublets to Subtenant and Subtenant hereby sublets from Sublandlord for the term hereinafter stated, the Sub-Premises, to be occupied for general office use and other legally permissible uses compatible with a first-class office building and no other use, together with the non-exclusive right to use the common areas which serve the Building for their intended purpose. For purposes of this Sublease, the parties hereto stipulate that the area of the Sub-Premises shall be equal to 17,855 rentable square feet. The Base Rent (as hereinafter defined) is determined in accordance with this area.

B.    FF&E.  This Sublease shall include a lease of all of the furniture and equipment listed on Exhibit B attached hereto and made a part hereof (the “FF&E”). The FF&E shall be delivered to Subtenant on the Commencement Date in its “AS-IS” condition. Prior to the

Commencement Date and during the Term, Subtenant shall maintain a property loss insurance policy with guaranteed replacement cost coverage on the FF&E and cause Sublandlord to be named as “additional insured” and “loss payee” thereon. Subtenant shall deliver certificate evidencing such insurance coverage to Sublandlord simultaneously with its tender of an executed Sublease.

Currently, personal property taxes are not assessed against the FF&E. To the extent personal property taxes are assessed against the FF&E during the Term, Subtenant shall pay Sublandlord such amounts as additional rent due hereunder. If the bills for such personal property tax come to Sublandlord, Sublandlord in its reasonable judgment shall equitably apportion same and Subtenant shall pay Sublandlord such tax within ten (10) days of a demand therefor as additional rent due hereunder. During the Term, Subtenant shall maintain the FF&E in good repair and condition, and except in the event of an insured casualty, shall make any repairs and replacements required to maintain the FF&E in the same condition it is in on the Commencement Date, reasonable wear and tear excepted.

If on the Expiration Date Subtenant has fulfilled all of its material obligations under this Sublease, Sublandlord shall be deemed to sell the FF&E to Subtenant for One Dollar ($1.00) as of the Expiration Date and Subtenant shall be responsible for removing the FF&E from the Sub-Premises in connection with its surrender of the Sub-Premises. If Subtenant exercises its termination option pursuant to Article 2 hereof or if this Sublease is terminated due to Subtenant’s default or condemnation, the FF&E shall be returned to Sublandlord in the same condition it is in on the Commencement Date, reasonable wear and tear and loss by fire or other insured casualty excepted. In the event of loss by fire or other casualty, Subtenant shall return the FF&E with the insurance proceeds required to repair and replace same.

Notwithstanding anything to the contrary contained herein, Sublandlord will be removing certain furniture and equipment that not listed on Exhibit B from the Sub-Premises prior to the Commencement Date.

Article 2.    Term, Possession and Cancellation Right.

A.    Term.  The term of this Sublease (the “Term”) shall be approximately seven years and one hundred and sixty-three days, commencing on April 30, 2003 (the “Commencement Date”), provided that all conditions precedent set forth in Article 27 hereof are met, and ending on October 11, 2010 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof. TIME IS OF THE ESSENCE, with respect to the occurrence of the Expiration Date. Specific references to “TIME IS OF THE ESSENCE” used throughout this Sublease, are made for the legal emphasis imparted by such use and shall not diminish Subtenant’s requirements to meet time deadlines set forth elsewhere herein and not qualified by “TIME IS OF THE ESSENCE.”

Notwithstanding the foregoing, provided that all conditions precedent set forth in Article 27 hereof are met, the Subtenant and its agents shall have the right, subject to all of the terms and conditions of this Sublease, except for the provisions concerning use, on and after April 1, 2003 (the “Early Occupancy Date”), at Subtenant’s sole risk, cost and expense, to enter upon and make only non-structural alterations costing less than $25,000 in the aggregate to the

Sub-Premises (the “Initial Changes”), which Initial Changes are described in Exhibit C attached hereto and made a part hereof, further provided, that (a) Subtenant shall have paid for and provided evidence to Sublandlord of all insurance required under this Sublease, (b) Sublandlord shall bear no expense in connection with Subtenant’s early occupancy of the Sub-Premises and Subtenant hereby agrees to indemnify Sublandlord against any loss, cost, damages and/or expense arising from Subtenant’s early occupancy of the Sub-Premises and/or installation of the Initial Changes and/or injury to person or property resulting from either, including, but not limited to costs incurred by Sublandlord associated from Subtenant’s deviation from the Initial Changes or from Prime Landlord’s requirements regarding same, and (c) prior to the execution of this Sublease, Prime Landlord has either consented to the improvements and alterations listed in Exhibit C or agreed in writing that same do not require the Prime Landlord’s consent per the first line of Section 10 of the Prime Lease. If Prime Landlord’s consent is required for the Initial Changes, Subtenant hereby agrees to comply with any and all requirements imposed by Prime Landlord in undertaking the Initial Changes, including without limitation, the removal of such improvements upon the expiration or earlier termination of this Sublease. Subtenant hereby agrees to use a union electrician in making the electrical upgrades described in Exhibit C attached hereto and to supply Prime Landlord with evidence of insurance satisfactory to Prime Landlord for the Initial Changes. If Subtenant requires Prime Landlord to shut down the Building or any Building systems for installation or subsequent service of the Initial Changes, Subtenant shall pay Sublandlord, within ten (10) days of a demand therefor, any charge imposed by Prime Landlord as Additional Rent due hereunder. Subtenant, at its expense, shall remain responsible for all maintenance of the completed Initial Changes.

Subtenant hereby agrees to indemnify and hold Sublandlord harmless from and against any and all cost, liability, causes of action, claims, liens, damages, loss and expense, including without limitation, reasonable attorneys fees arising in connection with Subtenant’s breach of the provisions of this Section 2A and/or from occupancy and/or use by Subtenant, its employees, agents, contractors and business invitees of the Sub-Premises during the period from the Early Occupancy Date until the occurrence of the Commencement Date. The provisions of this indemnification shall survive the expiration or earlier termination of this Sublease.

B.    Possession.  Subtenant shall not occupy the Sub-Premises for its business purposes until the occurrence of the Commencement Date.

C.    Cancellation Right.  Notwithstanding the foregoing, provided Subtenant is not in default hereunder beyond any applicable notice and cure period, Subtenant shall have the right to terminate this Sublease effective October 31, 2007 by delivering to Sublandlord written notice unequivocally exercising its right to terminate this Sublease, no later than September 30, 2006 (TIME IS OF THE ESSENCE with regard to such date), provided such notice is accompanied by a certified check in the amount of $80,347.50 payable to Sublandlord. Upon Sublandlord’s receipt of such notice and check, provided same are delivered on or before the specified date and provided Subtenant is not in default beyond any applicable notice and cure period between the date of the exercise of its termination option and October 31, 2007, this Sublease shall terminate on October 31, 2007 as if such date were the Expiration Date.

Article 3.    Base Rent – Security Deposit.

A.    Base Rent.  In consideration of the renting aforesaid, Subtenant hereby agrees to pay to Sublandlord rent (“Base Rent”) in accordance with the following schedule, commencing on September 1, 2003 (the “Rent Commencement Date”) and continuing on the first day of each and every subsequent calendar month of the Term, to and including the first day of the month in which the Expiration Date occurs:

Period	Monthly Base Rent	Annual Base Rent
9/1/03 – 4/30/04	$18,791.67	$225,500.00
5/1/04 – 4/30/05	$31,246.25	$374,955.00
5/1/05 – 4/30/06	$31,990.21	$383,882.50
5/1/06 – 4/30/07	$32,734.17	$392,810.00
5/1/07 – 4/30/08	$33,478.13	$401,737.50
5/1/08 – 4/30/09	$34,222.08	$410,665.00
5/1/09 – 4/30/10	$34,966.04	$419,592.50
5/1/10 – 10/11/10	$35,710.00	$428,520.00

All rental and other payments to be made by Subtenant to Sublandlord shall be made in good United States funds without setoff, deduction or reduction of any kind in any amount for any reason whatsoever, except as herein otherwise specifically provided. Rent for the last month of the Term shall be prorated based upon a thirty-day month and the actual number of days of the Term included in the month in which the Expiration Date of the Term occurs. Notwithstanding the foregoing, the first payment of Base Rent due hereunder shall be due and payable upon Subtenant’s return of this Sublease in certified funds.

If Subtenant fails to pay any rent, including without limitation, any Base Rent and/or additional rent, on or before the eighth (8th) day after any such rent is due, Subtenant agrees to pay as additional rent a one (1) time late charge on each overdue rent payment equal to five percent (5%) of the overdue payment, plus interest pursuant to the provisions of Section 7D hereof. Subtenant agrees that such late charge and interest are not penalties, but are reasonable amounts intended to reimburse Sublandlord for the additional administrative, bookkeeping and collection costs resulting from late payments and the loss of the use of the money.

Rental and other payments required to be made by Subtenant hereunder shall be made to Prime Landlord upon written direction from Sublandlord to Subtenant, which notice shall include the Prime Landlord’s address or account number for receipt of such payments. In addition, Subtenant hereby agrees, for the benefit of the Prime Landlord, that, in the event that the Prime Lease is canceled or terminated prior to the Expiration Date, whether by voluntary or involuntary means or by the operation of law, or for any reason whatsoever, if Prime Landlord so requests, Subtenant shall attorn to Prime Landlord pursuant to the terms of this Sublease for the balance of the Term, which attornment shall be evidenced by an agreement in form and substance satisfactory to Prime Landlord, which the Subtenant hereby agrees to execute and deliver within five (5) business days of a request therefor.

B.    Security Deposit.  Upon Subtenant’s execution of this Sublease, Subtenant shall deposit with Sublandlord, and shall maintain from the date of such deposit until (45) forty-five days following the expiration of the Term, the sum of ONE HUNDRED TWENTY-TWO THOUSAND AND NO/100 ($122,000.00) DOLLARS in certified funds benefiting Sublandlord, to secure Subtenant’s faithful performance of all the terms and conditions of this Sublease (the “Security Deposit”); provided, however, that upon Subtenant’s execution of this Sublease, the Security Deposit shall be satisfied pro tanto by the Subtenant Equis Liability defined in, and assumed by Subtenant pursuant to, Article 14 hereof.

In the event that Subtenant is in default on the Expiration Date or prior to the Expiration Date beyond any applicable cure period in respect to any of the terms, provisions and conditions of this Sublease, including without limitation, the payment of rent and any additional amounts due hereunder, Sublandlord may use, apply or retain the whole or any part of the Security Deposit to the extent required (i) for the payment of any rent, or any other sum as to which Subtenant is in default or (ii) for any reasonable sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default on the Expiration Date or beyond any applicable grace period in respect to any of the terms, covenants and conditions of this Sublease, including without limitation, any damages or deficiency in reletting the Sub-Premises accrued before or after any summary proceedings or other re-entry by Sublandlord.

Subtenant agrees that in the event that Sublandlord applies any portion of the Security Deposit in accordance with the provisions of this Sublease, within ten (10) days after delivery of written notice from Sublandlord, Subtenant will reimburse or pay Sublandlord for the amount of the Security Deposit so applied so that the amount constituting the Security Deposit during the Term hereof shall always be equal to at least ONE HUNDRED TWENTY-TWO THOUSAND AND NO/100 ($122,000.00) DOLLARS. To the extent the Sublandlord has not applied the Security Deposit to Subtenant defaults in accordance with the provisions of this Sublease, and provided that Subtenant has delivered exclusive possession of the entire Sub-Premises to Sublandlord on the Expiration Date and otherwise in accordance with all the terms and provisions of this Sublease, Sublandlord shall return to Subtenant the Security Deposit, or so much of the Security Deposit as has not been used to cure Subtenant defaults, within forty-five (45) days following the Expiration Date. The provisions of this Article 3 Section B shall survive the Expiration Date hereof.

Article 4.    Additional Rent.

A.    Operating Expenses Including Real Estate Tax Escalations.

Commencing May 1, 2004 and on the first day of each month thereafter during the Term, Subtenant shall pay Sublandlord, as additional rent due hereunder, Subtenant’s Share (as hereinafter defined) of the projected increase in Operating Expenses (as estimated by Prime Landlord pursuant to Section 2 of the Prime Lease and as defined in Exhibit B to the Prime Lease) including without limitation real estate taxes, over the actual Operating Expenses determined pursuant to Section 2 of the Prime Lease for calendar year 2003 (“Subtenant’s Base Year”). Prior to May 1, 2004, and following Sublandlord’s receipt of same for each calendar year or part thereof during the Term, Sublandlord will provide Subtenant with a statement from Prime Landlord indicating the Operating Expenses for calendar year 2003 and with Prime Landlord’s estimate of Operating Expenses for the coming calendar year. “Subtenant’s Share” as used herein shall mean “Tenant’s Proportional Share” as defined in paragraph O on the first page of the Prime Lease and as determined under Section 2 of the Prime Lease.

Following the end of each calendar year included within the term of this Sublease, commencing with the end of calendar year 2004, within ten (10) days following Subtenant’s receipt of a statement indicating the amount by which Operating Expenses for such preceding calendar year actually exceed the amount of Operating Expenses incurred in Subtenant’s Base Year, Subtenant shall pay Sublandlord any shortfall as additional rent due hereunder. If for any calendar year included within the Term Subtenant has overpaid the difference between actual Operating Expenses and Subtenant’s Base Year, Sublandlord shall either credit the difference to the next additional rent payment due from Subtenant, or if the Expiration Date has occurred, refund the difference to Subtenant. Except as herein otherwise specifically set forth, Subtenant shall pay Sublandlord as additional rent due hereunder increases in Operating Expenses over Subtenant’s Base Year as and when payments of Operating Expenses are due from Sublandlord, as tenant, pursuant to the provisions of Section 2 of the Prime Lease.

B.    Additional Rent for Other Sums Required to be Paid Under Prime Lease.  Subtenant shall pay Sublandlord, as additional rent hereunder, any other sums of money (other than charges which result from Prime Landlord’s failure or Sublandlord’s failure to perform under the Prime Lease, in each case, through no fault of Subtenant), attributable to the Sub-Premises, or Subtenant’s special requests, acts or omissions, as shall be payable by Sublandlord as tenant under the Prime Lease with respect to any period during the Term, including, but not by way of limitation, charges payable by Sublandlord under the Prime Lease for electricity, after-hours heat, ventilation or air conditioning, or for extra cleaning services furnished to the Sub-Premises or for increases in Prime Landlord’s insurance premiums caused by Subtenant or for after-hours repairs made in accordance with the Prime Lease. It is the intention of the parties pursuant to this Article 4B, that Subtenant shall pay to Sublandlord all sums incurred due to Subtenant’s use of the Sub-Premises, special requests, acts or omissions which are payable by Sublandlord to the Prime Landlord under the Prime Lease. Upon written request of Subtenant, and to the extent received by Sublandlord, Sublandlord agrees to provide copies of invoices, receipts or other documentation supporting the amount of rent for other sums required to be paid by Sublandlord under the Prime Lease.

Article 5.    Representations.

A.    Sublandlord hereby represents to its knowledge that the Prime Lease is currently in full force and effect and there is no default thereunder on the part of the Sublandlord or, to Sublandlord’s knowledge, no event that, with the passage of time and giving notice or both, would constitute a default thereunder on the part of the Sublandlord.

B.    Sublandlord represents that it is a validly existing corporation in good standing under the laws of the State of Connecticut, that Sublandlord has corporate authority to enter into this Sublease and perform obligations hereunder, and that the undersigned officer has been duly authorized to enter into this Sublease on behalf of Sublandlord by all necessary corporate action of Sublandlord.

C.    To the best of Sublandlord’s knowledge, the copy of the Prime Lease attached hereto as Exhibit D is a true, correct and complete copy of the Prime Lease. Notwithstanding anything to the contrary contained herein, Sublandlord shall not be deemed to make any representations made by Prime Landlord pursuant to the Prime Lease.

Article 6.    Prime Lease.

A.    Subordinate Sublease.  This Sublease is subject and subordinate to all the terms and conditions of the Prime Lease as the same may be amended from time to time, and to all the instruments, laws, rules, regulations and private restrictions to which the Prime Lease is subject and subordinate. Provided that Subtenant is not in default hereunder beyond any applicable notice and cure period, Sublandlord hereby agrees not to terminate or amend any provisions of the Prime Lease which would increase Subtenant’s monetary obligations hereunder, or decrease Subtenant’s rights with respect to the permitted use of the Sub-Premises, or which would otherwise materially adversely affect the rights and obligations of Subtenant pursuant to this Sublease or permit the same to be canceled or terminated without Subtenant’s prior written consent. Sublandlord shall promptly provide to Subtenant copies of all amendments and modifications of the Prime Lease to the extent same affect the rights or obligations of Subtenant. All undefined capitalized terms used herein shall have the meaning ascribed to them in the Prime Lease.

B.    Incorporation of Prime Lease.  To the extent not inconsistent with the provisions of this Sublease, the terms, provisions, covenants, and conditions of the Prime Lease, except as herein otherwise specified to the contrary, are hereby incorporated by reference on the following basis: (i) Subtenant hereby assumes all of the obligations of Sublandlord as tenant under the Prime Lease with respect to the Sub-Premises accruing or payable during the Term; and (ii) Sublandlord is hereby entitled to all the rights, privileges and benefits of the Prime Landlord under the Prime Lease, and may enforce the terms and conditions of the Prime Lease against Subtenant, as if Subtenant were the “Tenant” thereunder. Subject to the terms hereof, in interpreting the application of the Prime Lease to this Sublease, the term “Landlord” therein shall be construed to refer to Sublandlord hereunder, its successors and assigns, the term “Tenant” therein shall be construed to refer to Subtenant hereunder, its permitted successors and assigns, and the term “Demised Premises” therein shall be construed to refer to the Sub-Premises hereunder. “Base Rent” referred to under the Prime Lease shall mean Base Rent hereunder.

C.    Subtenant Rights.  Except as otherwise provided herein to the contrary, including, without limitation, as provided in Article 6, Sections E and H hereof, and subject to all of Subtenant’s obligations hereunder, and provided Subtenant is not in default hereunder beyond any applicable notice and cure period, Subtenant shall, with respect to the Sub-Premises, be entitled to the benefit of those provisions of the Prime Lease which are for the benefit of the Sublandlord as tenant thereunder.

D.    Subtenant Covenants.  Except as otherwise herein agreed, with respect to the Sub-Premises during the Term, Subtenant covenants and agrees to fully and faithfully perform the terms, obligations, covenants and conditions of the Prime Lease on the part of the Sublandlord as tenant, to be performed thereunder. Subtenant shall not do or cause to be done any act which would or might cause the Prime Lease or the rights of the Sublandlord as tenant under the Prime Lease, to be canceled, terminated, forfeited or surrendered, or which would or might cause Sublandlord to be in default under the Prime Lease or liable for any damages, claims or penalties thereunder.

Subtenant agrees, as an express inducement for Sublandlord’s executing this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Prime Lease, which would permit Subtenant to do or cause to be done any act or thing which is prohibited by the Prime Lease or, if this Sublease is silent with respect to any action or thing that is prohibited by the Prime Lease, then the provisions of the Prime Lease shall prevail.

E.    Prime Landlord Obligations.  Notwithstanding anything to the contrary herein contained, Sublandlord shall have no duty to perform any obligations of the Prime Landlord under the Prime Lease and shall under no circumstances be responsible for nor liable to Subtenant for any default, failure or delay on the part of the Prime Landlord, in the performance of its obligations under the Prime Lease, unless such default, failure or delay is the result of Sublandlord’s default as tenant under the Prime Lease and Subtenant is not in default hereunder beyond any applicable grace period; nor shall any such default of the Sublandlord or Prime Landlord affect this Sublease or waive or defer the performance of any of the Subtenant’s obligations hereunder, except as expressly permitted in the Prime Lease with respect to such obligations thereunder as are assumed by Subtenant hereunder and except to the extent Subtenant’s obligations to pay rent hereunder shall abate or be reduced by offset in the same proportion as rent under the Prime Lease, is or may be abated or reduced by offset for such default; provided, nevertheless, that in the event of any default by the Prime Landlord, Sublandlord agrees, promptly after receipt of notice from Subtenant, and provided Subtenant is not in default hereunder beyond any applicable grace period, to make written demand upon the Prime Landlord to perform its obligations pursuant to the Prime Lease, and Sublandlord agrees, to take appropriate legal action to enforce the Prime Lease, as necessary, with counsel reasonably acceptable to Subtenant, and Subtenant specifically agrees to pay upon demand from Sublandlord from time to time all reasonable costs of Sublandlord in undertaking appropriate legal action to enforce the Prime Lease as provided in this Section 6E. Sublandlord hereby assigns to Subtenant all judgments, awards and damages resulting from such an action less any unreimbursed costs associated with bringing such an action, including, without limitation, reasonable attorneys fees. Subtenant hereby assumes any and all liability resulting from such an action, except liability caused by Sublandlord’s action or inaction. Subtenant’s obligation to reimburse Sublandlord shall survive the expiration or earlier termination of this Lease.

F.    Prime Landlord Performance.  Sublandlord, shall under no circumstances be responsible for or liable to Subtenant for any default, misrepresentation, failure or delay of Prime Landlord under the Prime Lease, or the consequences of same, unless such default, failure or delay is the result of Sublandlord’s default as tenant under the Prime Lease and Subtenant is not in default hereunder beyond any applicable grace period; nor shall any such default, misrepresentation, failure or delay of the Prime Landlord waive or defer the performance of any of the Subtenant’s obligations hereunder, except as aforesaid, and except in the case where the Prime Lease is terminated as a result thereof. In the event of such termination, this Sublease shall terminate as of the date of the Prime Lease as if such date were the Expiration Date.

G.    Sublandlord Performance.  Provided Subtenant is not in default hereunder beyond the expiration of any applicable grace period, Sublandlord agrees to pay all rent, including without limitation, additional rent, required to be paid and to perform all obligations required to be performed (to the extent that Subtenant is not obligated to perform same hereunder) pursuant to the Prime Lease and not to do or cause to be done any act which would or might cause the Prime Lease to be canceled, terminated or surrendered, or which would cause Sublandlord to be in default under the Prime Lease. Sublandlord agrees to promptly deliver to Subtenant copies of all notices received by Sublandlord under the Prime Lease, including, without limitation, any notices which allege a default by Sublandlord, as tenant, thereunder.

H.    Prime Lease Exclusions.  Notwithstanding anything to the contrary in this Article 6, Subtenant shall have no duties or obligations and shall not be entitled to any of the rights, benefits or privileges arising under any of the terms, covenants and conditions set forth in the following Articles and Sections of the Prime Lease: Lease Summary Section C, second sentence of Section H, Section J, the second sentence of Section H, Sections K, M, P, Q, R, S, T, U and V, Section 9 of the Prime Lease, second, fourth and fifth paragraphs of Section 15, Sections 26, 32 and 34, Exhibit D, Exhibit E and Exhibit F (other than paragraphs 2 and 8 thereof). In addition, the provisions of the second paragraph of Section 22 of the Prime Lease shall not be enforceable against Sublandlord, provided however, promptly following Sublandlord’s receipt of written notice from Subtenant that Prime Landlord is in default of the performance of its obligations under the Prime Lease, Sublandlord shall deliver such notice to Prime Landlord. Prime Landlord’s time for cure shall run from the date Prime Landlord, not Sublandlord receives such notice. Sublandlord agrees to pass along any notice from Subtenant demanding reimbursement for amounts expensed by Subtenant in effecting a cure for a default by Prime Landlord in accordance with the provisions of the second paragraph of Section 22 of the Prime Lease. Further, with respect to the last paragraph of Section 22 of the Prime Lease, Subtenant’s obligation to pay Base Rent due hereunder shall abate only if and during the time period that Sublandlord’s obligation to pay Base Rent under the Prime Lease abates pursuant to the last paragraph of Section 22 of the Prime Lease).

Article 7.    Default and Remedies.

A.    Default.  If Subtenant fails to pay any installment of Base Rent when due in accordance with the Base Rent schedule set forth in Section 3A hereof, Subtenant shall not be in default hereunder unless it fails to pay such rent within eight (8) days following delivery of written notice indicating that such Base Rent is past due. Notwithstanding anything to the contrary contained herein, if Subtenant is late in making payments of Base Rent more than once in any calendar year, Sublandlord shall have no further obligation to give Subtenant notice before Subtenant shall be deemed in default hereunder for late payment of Base Rent. Except as aforesaid, if Subtenant defaults in the payment of any sums payable hereunder when due and such default shall continue for a period of eight (8) days, or in the performance of any other obligation imposed upon it hereunder and fails to cure such default within fifteen (15) days after delivery of written notice thereof to Subtenant, or if such default constitutes a default by Sublandlord as tenant under the Prime Lease, and at the time of such notice the remaining period for curing such default under the Prime Lease shall be shorter than fifteen (15) days, then within such shorter period less one (1) day, provided that Sublandlord shall have provided any required notice to Subtenant, or if such default is of such a nature that it reasonably cannot be completely remedied within said period of fifteen (15) days, if Subtenant (i) shall not promptly, upon the receipt of any required notice, advise Sublandlord in writing of Subtenant’s intention duly to institute all steps necessary to remedy such situation, (ii) shall not promptly institute and thereafter diligently prosecute to completion all steps necessary to remedy the same, and (iii) shall not remedy the same within a reasonable time after the date of the receipt of said notice by Sublandlord, the Sublandlord may, at its option, terminate this Sublease in which event neither the Subtenant nor any person claiming through or under the Subtenant by virtue of any statute or an order of any court shall be entitled to possession or to remain in possession of the Sub-Premises, but shall forthwith quit and surrender the Sub-Premises. Notwithstanding the foregoing provisions, if, as a result of any act or omission of the Subtenant, Prime Landlord shall exercise its rights under Section 22 of the Prime Lease, Sublandlord shall have no liability to Subtenant by virtue of the exercise of such rights.

B.    Remedies.  In the event that the Subtenant shall default under this Sublease and such default shall entitle the Sublandlord to possession of the Sub-Premises as hereinabove provided, the Sublandlord shall have the further right to enter the Sub-Premises by any legal means, remove the Subtenant’s property and effects, and take and hold possession thereof, and without terminating this Sublease or releasing the Subtenant, in whole or in part, from Subtenant’s obligations to pay Base Rent and additional rent and all its other obligations hereunder for the full Term, relet the Sub-Premises, or any part thereof, either in the name or for the account of the Subtenant, for such rent and for such term or terms as the Sublandlord may see fit, which term may, at Sublandlord’s option, extend beyond the balance of the Term of this Sublease. The Sublandlord shall not be required to accept any tenant offered by the Subtenant, or to observe any instructions given by the Subtenant about such reletting. In any such case, the Sublandlord may make such repairs, alterations and additions in and to the Sub-Premises and redecorate the same as it sees fit subject to all consent requirements in the Prime Lease. The Subtenant shall pay the Sublandlord any deficiency between the rent, including without limitation, the Base Rent, all additional rent, hereby reserved and covenanted to be paid and the net amount of the rents collected on such reletting, for the balance of the Term, as well as any reasonable expenses incurred by the Sublandlord in such reletting, including, but not limited to brokers’ fees, reasonable attorney’s fees, the commercially reasonable expense of repairing, altering and redecorating the Sub-Premises and otherwise preparing the same for re-rental. All such expenses shall be paid by the Subtenant as additional rent upon demand by the Sublandlord. Any deficiency in rental shall be paid in monthly installments, upon statements rendered by the Sublandlord to the Subtenant. For the purpose of determining the deficiency in rent, whether payable in installments or the entire rental for the balance of the Term, the rent, including without limitation, the additional rent, reserved and covenanted to be paid hereunder shall be deemed to be the guaranteed minimum rental herein provided for, as reduced by any rent collected by reletting. Any suit brought to collect the amount of the deficiency for any one or more months shall not preclude any subsequent suit to collect the deficiency for any subsequent months. Notwithstanding any such reletting without termination, Sublandlord may at any time thereafter elect to terminate this Sublease for such prior default.

Should Sublandlord at any time terminate this Sublease for any default, in addition to any other remedies it may have, it may recover from Subtenant all rent and other amounts due hereunder as of the date of termination plus all damages it may incur by reason of such default, including without limitation, the cost of recovering the Sub-Premises, reasonable attorneys’ fees and including the worth at the time of such termination of the excess, if any, of the amount of all

Base Rent and the additional rent reserved and covenanted to be paid hereunder for the remainder of the stated Term, over the then fair market rental value of the Sub-Premises for the remainder of said Term, such difference to be discounted to its then present value using a rate of five percent (5%), all of which amounts shall be immediately due and payable from Subtenant to Sublandlord.

C.    Substitute Performance.  If the Subtenant is in default of its obligations under this Sublease beyond any applicable cure period, upon notice to Subtenant, except in the event of an emergency when notice is not necessary, Sublandlord may cure the default and Subtenant shall forthwith pay to Sublandlord, as additional rent upon demand, a sum of money equal to all amounts expended by Sublandlord in curing such default of the Subtenant beyond any applicable cure period and if such default is established, Subtenant shall pay to Sublandlord all expenses of any suit brought to enforce this Sublease, including without limitation reasonable attorneys’ fees. Any payment by Subtenant of a sum of money less than the entire amount due Sublandlord at the time of such payment shall be applied to the obligations of Subtenant then furthest in arrears. No endorsement or statement on any check or accompanying any payment shall be deemed an accord and satisfaction, and any payment accepted by Sublandlord shall be without prejudice to Sublandlord’s right to obtain the balance due or pursue any other remedy available to Sublandlord both in law and in equity. Subtenant’s obligation under this Section shall survive the Expiration Date or sooner termination of this Sublease.

D.    Costs of Default.  If Subtenant defaults in any payment of rent, including without limitation, Base Rent, additional rent, or any other payments to be made by the Subtenant hereunder beyond any applicable cure period, interest shall accrue thereon from the due date until paid at a fluctuating rate equal to two percent (2%) in excess of the “Prime Rate” next published in the Wall Street Journal (the “Base Rate”), but in no event at a rate higher than the maximum rate then allowed by law to be charged in the circumstances. Subtenant shall also pay upon demand, all commercially reasonable costs, expenses and disbursements of every kind and nature whatsoever, including reasonable attorneys fees involved (i) in collecting or endeavoring to collect any Base Rent or additional rent or other charge or any part thereof in which Subtenant is in default beyond any applicable cure period; or (ii) in enforcing or endeavoring to enforce any rights against Subtenant, under or in connection with this Sublease, or pursuant to law, including without limitation, any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, and all such amounts shall bear interest at the Base Rate from the date of Sublandlord’s expenditure of same until paid.

E.    Bankruptcy.  If, at any time during the term of this Sublease, there shall be filed by or against the Subtenant in any court pursuant to any statute either of the United States or any state, a petition in bankruptcy or insolvency or for the reorganization or for the appointment of a receiver, trustee or liquidator of all or any portion of the Subtenant’s property or if the Subtenant admits in writing its inability to pay its debts, or if, in the case of the filing of an involuntary petition against the Subtenant by a third party, within thirty (30) days thereafter the Subtenant fails to secure a discharge thereof, this Sublease, at the option of the Sublandlord, may be canceled or terminated, in which event neither the Subtenant nor any person claiming through or under the Subtenant by virtue of any statute or an order of any court shall be entitled to possession or to remain in possession of the Sub-Premises but shall forthwith quit and surrender the Sub-Premises.

F.    Non-Exclusive Remedies.  In addition to any and all remedies set forth herein, Sublandlord and Subtenant shall have all remedies available at law or in equity and any and all remedies shall be cumulative and nonexclusive.

G.    Attorneys Fees.  If any legal action is commenced by Sublandlord or Subtenant to enforce its rights hereunder, then all reasonable attorneys’ fees, paralegal fees and other reasonable costs and expenses incurred by the prevailing party in such action shall be promptly paid by the non-prevailing party.

Article 8.    No Representations; Compliance with Laws.

A.    No Representations.  Sublandlord makes no representations with respect to this transaction or the Sub-Premises, except as specifically set forth herein, and Subtenant expressly acknowledges that no such representations have been made. Subtenant shall accept the Sub-Premises in their “AS IS” condition.

B.    Compliance with Laws.  In the event that Subtenant wishes to make any repairs, changes or alterations to the Sub-Premises, including without limitation, any alterations, installations, additions or improvements (whether permission is required to undertake same or not), or to perform any maintenance, Subtenant, at its expense, shall be responsible for ensuring that all such repairs, changes, alterations, installations, additions and improvements, as well as the Sub-Premises comply with all applicable law, including without limitation, the ADA, as well as with all applicable provisions of the Prime Lease.

Article 9.    Casualty.

A.    Casualty.  If all or a portion of the Sub-Premises shall be damaged by fire or other casualty, as described in Section 19 of the Prime Lease, and as a result, the Prime Lease is terminated pursuant to the provisions of said Section, then this Sublease, if not sooner terminated, shall terminate as of the date of the termination of the Prime Lease. If however, this Sublease is not terminated, and the Sub-Premises or access thereto is rendered untenantable, rent shall be equitably and proportionately abated hereunder for the same period to the same extent that Sublandlord’s obligation to pay rent under Section 19 of the Prime Lease is abated on account of damage to the Sub-Premises, subject to the provisions of Section 19 of the Prime Lease.

B.    Termination Right.  Sublandlord hereby grants to Subtenant the right to terminate this Sublease in the event of casualty damage, in accordance with and subject to the provisions of Section 19 of the Prime Lease, except that Subtenant will only have fifteen (15) days, and not thirty (30), from its receipt of notice that the Sub-Premises cannot be repaired within such 180-day period to exercise its termination option.

Article 10.    Eminent Domain.

If as a consequence of an acquisition or condemnation of the whole or a part of the Demised Premises for any public or quasi-public use or purpose, the Prime Lease shall be terminated in accordance with the provisions of Article l3 thereof, then this Sublease shall terminate as of the date of the termination of the Prime Lease. If however a part of the Sub-Premises shall be acquired or condemned for any public or quasi-public use or purpose but this Sublease shall not be terminated in accordance with the provisions of this Article, then this Sublease shall continue in full force and effect, but from and after the vesting of title, Base Rent and Subtenant’s Proportionate Share will be adjusted by the same percentage that Prime Landlord adjusts Sublandlord’s Base Rent and Tenant’s Proportionate Share under the Prime Lease as a result of a taking affecting the Sub-Premises, the Building or the Land.

Article 11.    Indemnity.

A.    Subtenant Indemnity.  Any and all indemnifications made by Sublandlord as tenant under the Prime Lease shall be deemed to be made by Subtenant hereunder in favor of both Sublandlord and Prime Landlord. In addition, Subtenant hereby agrees to defend, indemnify and hold the Sublandlord and Prime Landlord harmless from and against any and all expenses, loss, claims, damages and liability including, without limitation, reasonable attorneys’ fees, penalties and fines, arising out of or incurred in connection with Subtenant’s breach of this Sublease (including the terms of the Prime Lease, to the extent incorporated herein), and/or any act or omission of the Subtenant, its agents, contractors, licensees, invitees or employees in or about the Sub-Premises, or the common areas of the Building and in or about the Land, including, but not limited to, claims as a result of personal or bodily injury to or death of any person or property damage or claims of the Subtenant’s employees, agents or contractors arising out of or in connection with the Subtenant’s occupancy, use and possession of the Sub-Premises, the common areas or the Land; provided, however, that notwithstanding anything herein contained to the contrary, the Subtenant shall have no obligation to defend, indemnify or hold the Sublandlord, or Prime Landlord harmless from and against any expense, loss, claim or liability, including attorneys’ fees, to the extent same arise from the negligence or willful misconduct of the Sublandlord or Prime Landlord, respectively.

B.    Payments.  The Subtenant shall pay to the Sublandlord, within ten (10) days next following rendition by the Sublandlord to the Subtenant of all bills or statements therefor, an amount equal to all losses, costs, liabilities, claims, damages and expenses referred to in Sections 11A and 11C hereof.

C.    No Liability for Personal Property.  In addition to the foregoing neither Sublandlord nor Prime Landlord nor their respective employees, agents, contractors, invitees, licensees shall be liable to Subtenant, its employees, agents, contractors, invitees and licensees, and Subtenant shall save Sublandlord and Prime Landlord harmless from and against all loss, cost liability, claim, damage and expense, including reasonable attorneys fees, penalties and fines incurred in connection with or arising from any injury to Subtenant, or for any damage to, or loss (by theft or otherwise) of, any of Subtenant’s alterations, Subtenant’s trade fixtures, improvements or personalty or the FF&E in the Building, irrespective of the cause of such injury, damage or loss. Any Prime Landlord employees to whom any property shall be entrusted by or on behalf of Subtenant shall be deemed to be acting as Subtenant’s agents with respect to such property, and Sublandlord and Prime Landlord shall not be liable for any loss of or damage to such property by theft or otherwise.

D.    Sublandlord Indemnity.  Sublandlord hereby agrees to defend, indemnify and hold the Subtenant harmless from and against any and all expense, loss, claims, damages and liability including, without limitation, reasonable attorneys’ fees, penalties and fines arising out of or incurred by Subtenant in connection with Sublandlord’s gross negligence or willful misconduct; provided however, that notwithstanding anything to the contrary contained herein, the Sublandlord shall have no obligation to defend, indemnify or hold the Subtenant harmless from or against any expense, loss, claim or liability, including, without limitation, attorneys’ fees, to the extent same arise from the negligence or willful misconduct of Subtenant or Prime Landlord, respectively.

E.    Survival.  Subtenant’s and Sublandlord’s obligations under this Article shall survive the Expiration Date or sooner termination of this Sublease.

Article 12.    Surrender/Restoration.

A.    Notwithstanding anything to the contrary herein or in the Prime Lease, Subtenant shall have no obligation to remove from the Sub-Premises at any time during the Term, any improvement therein made by or on behalf of Sublandlord prior to the Commencement Date. Notwithstanding anything to the contrary contained in this Sublease, prior to the end of the Term, Subtenant, at its sole cost and expense, shall be obligated to restore the Sub-Premises altered by or on behalf of Subtenant to their condition immediately preceding the Early Occupancy Date, if Prime Landlord so elects. The immediately preceding sentence shall not be deemed to grant to Subtenant any rights to make improvements outside of the Sub-Premises except as herein specifically granted and consented to by Prime Landlord and Sublandlord. Subject to any applicable restoration obligations under the Prime Lease or this Sublease, nothing in this Article 12 shall be construed to prevent: (a) Subtenant from removing from the Sub-Premises any of Subtenant’s trade fixtures, furniture and equipment installed in or on the Sub-Premises, subject to the provisions of the Prime Lease pertaining to repair of damage caused by such removal; nor (b) Sublandlord from removing from the Sub-Premises, prior to the Commencement Date, Sublandlord’s trade fixtures, furniture and equipment, and other personal property installed in or on the Sub-Premises that are not listed or described in Exhibit B; provided, however that any damage to the Sub-Premises caused by such removal shall be repaired by the Sublandlord.

B.    On the last day of the Term, or upon any earlier termination of this Sublease, or upon any re-entry by Sublandlord or Prime Landlord upon the Sub-Premises, Subtenant shall, at its own expense, quit and surrender the Sub-Premises (and all keys thereto) to Sublandlord broom clean, in good order, condition and repair except for ordinary wear, tear and damage by fire or other insured casualty, together with all improvements, alterations and modifications which have been made upon the Sub-Premises (except as otherwise required in this Sublease or in the Prime Lease). Subtenant shall remove from the Sub-Premises all of Subtenant’s trade fixtures and all personal property and personal effects of all persons or entities claiming through or under Subtenant, and shall pay the cost of repairing all damage to the Sub-Premises occasioned by such removal.

C.    Subtenant expressly waives, for itself and any person claiming through or under Subtenant, any rights which Subtenant or any such person may have under applicable law in connection with any hold over or summary or eviction proceedings which Sublandlord or Prime Landlord may institute to enforce the provisions of this Article.

D.    Any of Subtenant’s trade fixtures or other personal property which shall remain in the Sub-Premises after the Expiration Date, or after the date of sooner termination of this Sublease, shall be deemed to have been abandoned and either may be retained by Sublandlord as its property or may be disposed of in such a manner as Sublandlord may see fit at Subtenant’s commercially reasonable cost and expense, which cost Subtenant hereby agrees to pay Sublandlord upon demand as additional rent due hereunder.

E.    Notwithstanding the provisions of Section 21 of the Prime Lease, if the Sub-Premises are not surrendered on the Expiration Date, or on the sooner termination of this Sublease in the condition required hereby, Subtenant shall indemnify Sublandlord against all loss, liability, damages and claims resulting from delay or failure by Subtenant in so surrendering the Sub-Premises, including, without limitation, any claims made by Prime Landlord on account of amounts due any succeeding tenant founded on such delay. Subtenant’s obligations under this Article 12 shall survive the Expiration Date or the sooner termination of this Sublease.

Article 13.    Notices.

All notices, demands, submissions and consents required hereunder shall be in writing and shall be hand delivered, sent by reputable overnight courier service with computerized tracking capabilities, or by time-stamped facsimile transmission, followed by an original counterpart sent on the following business day by guaranteed overnight courier service. Notices shall be deemed received: (a) upon receipt in the case of hand delivery or facsimile transmission (but in the case of facsimile, only if confirmed on the following business day by reputable overnight courier service); and (b) the next business day if sent by reputable overnight courier with computerized tracking capabilities as aforesaid.

For delivery to be effective, notices must be sent as follows:

To Subtenant prior to Subtenant’s occupancy of the Sub-Premises for its business purposes at:	Webley Systems, Inc. One Parkway Plaza –4th Floor Deerfield, IL 60015 Attn: General Counsel Facsimile No.: 888-387-3481

To Subtenant on and after Subtenant’s occupancy of the Sub-Premises for its business purposes at:	Webley Systems, Inc. 3000 Lakeside Drive Bannockburn, IL 60015 Attn: General Counsel Facsimile No.: 888-387-3481

To Sublandlord at:	Mercator Software, Inc. 45 Danbury Road Wilton, CT 06897 Attn: General Counsel Facsimile No.: (203) 761-0770

With a copy to:	Robinson & Cole LLP 695 East Main Street Stamford, Connecticut 06904 Attn. Elizabeth L. Brennan Facsimile No. (203) 462-7599

Either party may change its address to which notices are to be sent pursuant to this Sublease by giving the other party written notice in accordance with the provisions of this Article 13.

Article 14.    Broker.

Each of Sublandlord and Subtenant hereby represent and warrant that Cushman & Wakefield of Illinois, Inc. (“C&W”) and Equis Corporation (“Equis”) are the only brokers or agents with whom it has dealt or consulted concerning this Sublease and the Sub-Premises. Subtenant agrees to defend, indemnify and hold Sublandlord and Prime Landlord harmless from and against: (A) any and all claims for finders’ fees or brokerage or other commission which may at any time be asserted against the Sublandlord or Prime Landlord founded upon the claim that the substance of the aforesaid representation of the Subtenant is untrue; and (B) provided Sublandlord is not in default of its obligation to pay C&W a commission in connection with this Sublease, any claim by Equis for a commission in connection with this Sublease, together with, in the case of (A) and (B) any and all losses, damages, costs and expenses (including reasonable attorneys’ fees) relating to such claims or arising there from or incurred by the Sublandlord in connection with the enforcement of this indemnification provision.

Sublandlord agrees to defend, indemnify and hold Sublandlord harmless from and against any and all claims for finder’s fees or brokerage or other commission which may at any time be asserted against Subtenant founded on the claim that the substance of Sublandlord’s aforesaid representation is untrue, except for a claim by Equis, its successors or assigns relating to the Subtenant Equis Liability (as hereinafter defined).

Sublandlord pursuant to separate agreements will pay C&W a commission in connection with this Sublease. Subtenant, pursuant to separate agreement will pay Equis $70,000 (the “Subtenant Equis Liability”) toward its commission in connection with this transaction and, provided Sublandlord is not in default of its obligation to pay C&W a commission in connection with this Sublease, Subtenant agrees to defend, indemnify and hold Sublandlord harmless from and against any claim by Equis, its successors and/or assigns for the Subtenant Equis Liability. The provisions of this Article shall survive the expiration or earlier termination of this Sublease.

Article 15.    Waiver.

One or more waivers of any covenant or condition by either Sublandlord or Subtenant shall not be construed as a waiver of a subsequent breach of the same or any other covenant or condition to be performed, kept or observed by the other; and the consent or approval by Sublandlord or Subtenant to or of any act by the other requiring the Sublandlord’s or Subtenant’s respective consent or approval shall not be construed to waive or render unnecessary the Sublandlord’s or Subtenant’s respective consent or approval to or of any subsequent similar act by the other.

Article 16.    Effect.

This Sublease shall be binding upon the parties hereto, and their respective legal representatives and permitted successors and assigns in accordance with its terms, and may not be altered, amended, terminated or modified except by written instrument executed by each of the parties hereto.

Article 17.    Governing Law.

This Sublease shall be governed by the laws of the State of Illinois.

Article 18.    [Intentionally Omitted.]

Article 19.    Headings.

The headings for the various Articles herein are for reference only and are not part of this Sublease.

Article 20.    Separability of Provisions.

If any term or provision of this Sublease or any application thereof shall be invalid or unenforceable, the remainder of this Sublease and other application of such term or provision shall not be affected thereby. All words used shall be understood and construed of such gender or number as circumstances may be required.

Article 21.    Subtenant’s Payment Upon Execution.

Subtenant has, concurrently with the execution of this Sublease, paid to Sublandlord the sum of EIGHTEEN THOUSAND SEVEN-HUNDRED NINETY-ONE AND 67/100 ($18,791.67) DOLLARS in certified funds, which payment shall be deemed an advance of rent for the first full calendar month of the Term, together with the Security Deposit. Sublandlord agrees to cause such advance payment of rent and the Security Deposit to be held in escrow by Sublandlord’s attorney, Robinson & Cole LLP, 695 East Main Street, Stamford, Connecticut, until the conditions precedent to this Sublease, as set forth in Article 27 hereof have been satisfied, at which time such advance payment of rent and Security Deposit shall be paid to Sublandlord. If the conditions under Article 27 hereof are not satisfied and either party hereto terminates this Sublease in accordance with the provisions of Article 27, such advance payment of rent and the Security Deposit shall be returned to Subtenant without interest.

Article 22.    Assignment or Subletting.

A.    Subtenant shall not have the right to assign or further sublet its interest in this Sublease without the express prior written consent of Prime Landlord and Sublandlord (which consent Sublandlord shall not unreasonably withhold, condition or delay in each instance), and without otherwise complying with the provisions of this Sublease and the applicable provisions of the Prime Lease. With regard to any contemplated sublet or assignment, Subtenant shall first submit in writing to Sublandlord for Sublandlord’s review and approval: (a) the name and address of the proposed assignee or subtenant, (b) the proposed form of assignment or sublease, (c) a statement of the rent, additional rent and a description of the other material terms of the proposed transaction including without limitation the proposed use of the Sub-Premises, and (d) reasonably satisfactory certified financial statements showing that the proposed sub-subtenant or assignee has a net worth equal to the greater of Subtenant’s net worth as demonstrated to Sublandlord prior to execution of this Sublease, or ten (10) times the amount of the rental obligation to be assumed by such sub-subtenant or assignee pursuant to the proposed sublease or assignment. Reviewed financial statements, as opposed to “certified” financial statements, shall be acceptable for purposes of the preceding sentence provided the proposed sub-subtenant or assignee has not provided certified financial statement to any investor or other third party covering any portion of the period for which Sublandlord is requesting financial statements. In the event that Prime Landlord approves Subtenant’s proposed sub-subtenant or assignee, Sublandlord agrees not to unreasonably withhold its consent to any such sublease or assignment, provided that Sublandlord has approved the documentation to be employed by Subtenant in connection with the transaction in question and further provided that Sublandlord has not exercised its recapture rights under this Article 22. The following shall be deemed an assignment of this Sublease for which Sublandlord’s consent shall be required: any dissolution, merger, consolidation, or other reorganization of Subtenant, any sale or transfer (or cumulative sales or transfers) of the capital stock of Subtenant in excess of fifty-one percent (51%), or any sale (or cumulative sales) or transfer of fifty-one percent (51%) or more of the value of the assets of Subtenant provided, however, the foregoing shall not apply to corporations the capital stock of which is publicly traded.

B.    Upon receiving Sublandlord’s written consent, a duly executed and complete duplicate original of the sublease or assignment shall be delivered to Sublandlord and Prime Landlord within ten (10) days after execution thereof. Any such sublease or assignment shall provide that the subtenant or assignee, with respect to the Sub-Premises, shall comply with all applicable terms and conditions of this Sublease to be performed by the Subtenant hereunder. Any such assignment of this Sublease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Sublease to be performed by the Subtenant. Sublandlord shall be deemed to be reasonably withholding its consent to a proposed assignee or subtenant, if, by way of example and not limitation, Subtenant is in default under the terms of the Sublease at the time of its request for such consent, or if Sublandlord, in its sole reasonable judgment, determines that such proposed subtenant or assignee is engaged in business which does not fit within the use restrictions, for the Sub-Premises.

C.    In response to any request for Sublandlord’s consent to an assignment of this Sublease or a further subletting of the Sub-Premises, Sublandlord shall have the right, to be exercised in Sublandlord’s sole discretion, to terminate this Sublease as of the date the proposed sublease or assignment is to take effect and rent becomes payable thereunder, as if such date were the Expiration Date. Sublandlord shall exercise such right upon written notice to Subtenant delivered no later than thirty (30) days following Subtenant’s request for Sublandlord’s consent.

D.    Subtenant hereby covenants and agrees that Subtenant shall not sublet or assign its interest in this Sublease unless Subtenant removes itself entirely from the Sub-Premises, and in any event, Subtenant shall not assign, further sublet or transfer or hypothecate its interest hereunder, to more than one (1) entity. In no event, however, shall any such assignment, subletting, transfer, hypothecation or encumbrance relieve Subtenant of any of its obligations (for which it shall remain primarily liable) to Sublandlord hereunder, unless Sublandlord recaptures the Sub-Premises as provided for in this Article. Subtenant hereby covenants and agrees not to further sublet or assign its interest herein to any business competitor of Sublandlord’s or Sublandlord’s successors and assigns, nor to violate any noncompetition provisions of any instrument to which either Prime Landlord or Sublandlord is a party to with regard to the Building or any portion thereof.

E.    To the extent Prime Landlord charges Sublandlord for the its costs and expenses incurred in reviewing any proposed sublease or assignment, Subtenant shall reimburse Sublandlord for the cost of same within ten (10) days following demand therefor as additional rent due hereunder.

F.    Notwithstanding the foregoing to the contrary, subject to Subtenant obtaining Prime Landlord’s prior written consent, upon delivery to Sublandlord of prior written notice and an original fully-executed counterpart of an assignment in form and substance satisfactory to Sublandlord, Subtenant shall have the one-time right to sell by merger all of the stock of Webley to Parus so that Webley becomes a wholly-owned subsidiary of Parus.

Article 23.    Insurance.

A.    Coverages.  In addition to the additional insurance Subtenant is required to carry in connection with any alterations or pursuant to Article 28 hereof, Subtenant hereby agrees to specifically comply with, and to carry and maintain throughout the Term, the insurance coverages and limits specified by the provisions of paragraph 3 of Section 15 of the Prime Lease as if Subtenant were the tenant thereunder, and Sublandlord were the landlord thereunder, except that in construing the Prime Lease, Sublandlord and its affiliated companies shall be added, along with Prime Landlord, to the list of required named additional insureds.

B.    Certificate.  With the return of this Sublease, Subtenant shall provide Sublandlord with an insurance certificate evidencing all the coverages and limits that Subtenant is required to carry hereunder, and such certificate shall provide not less than ten (10) days’ written notice to Sublandlord prior to termination of coverage for any reason. Subtenant shall provide Sublandlord with renewal replacement certificates at least five (5) days prior to the expiration of any such insurance policy. Subtenant agrees to obtain guaranteed replacement cost property insurance for its furniture, equipment, fixtures and personalty, and insurance coverages required by Sublandlord from time to time, including, without limitation, contractual indemnity coverages which, in effect, insures Subtenant’s liabilities created under the indemnities made for the benefit of Sublandlord and Prime Landlord in accordance with Article 11 hereof and throughout this Sublease. Notwithstanding the coverages and limits evidenced on any insurance certificate delivered to Sublandlord, Subtenant must comply at all times during the Term with the insurance requirements herein set forth.

No Limit on Liability Created. Any insurance coverage or limits that Subtenant is required to carry hereunder shall in no way be construed to limit Subtenant’s liability hereunder.

Article 24.    Covenant of Quiet Enjoyment.

Sublandlord covenants and agrees with Subtenant that upon Subtenant’s timely paying of the rent, including without limitation, additional rent, and observing and performing all of the terms, covenants and conditions on Subtenant’s part to be observed and performed hereunder, Subtenant may peaceably and quietly enjoy the Sub-Premises free from interference by Sublandlord and free from any claims of any parties claiming by, under or through Sublandlord, in accordance with and subject to the terms, covenants and conditions of this Sublease and the Prime Lease.

Article 25.    Corporate Authority.

Subtenant hereby represents that: (A) Webley is a validly formed and existing corporation in good standing under the laws of the State of Delaware; (B) Parus is a validly formed and existing corporation under the laws of the State of Delaware; (C) both Webley and Parus are authorized to do business by the State of Illinois; (D) this Sublease has been duly approved by all necessary corporate action of Webley and Parus respectively; and (E) the undersigned officers have been duly authorized to enter into this Sublease on behalf of Webley and Parus by all necessary corporate action of Webley and Parus, respectively.

Article 26.    Waiver of Jury Trial.

To the extent permitted by applicable law, Sublandlord and Subtenant each hereby waive trial by jury in any action, proceeding, counterclaim or any other matter arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, or Subtenant’s use or occupancy of the Sub-Premises, any claim of injury or damage, or any emergency or other statutory remedy with respect thereto.

Article 27.    Conditions Precedent.

Notwithstanding the provisions of Article 2 hereof, this document shall not be effective as a sublease, and the Commencement Date and Early Occupancy Date shall not be deemed to have occurred, respectively, until: (a) this Sublease has been executed and delivered by each of the parties hereto; (b) Prime Landlord’s written consent to this Sublease as required under the terms of the Prime Lease has been obtained; (c) Prime Landlord has either consented in writing to Subtenant’s Initial Changes or indicated in writing that the Initial Changes do not require Prime

Landlord’s consent; (d) Sublandlord has received a general release from Equis, in form and substance reasonably satisfactory to Sublandlord, for any claim by Equis in and to $70,000 of the commission payable by Sublandlord to C&W which Equis has agreed to forego in favor of Sublandlord’s acceptance thereof as partial satisfaction of the Security Deposit; and (e) Sublandlord has received an agreement in form and substance reasonably satisfactory to Sublandlord signed by C&W reducing Sublandlord’s obligation to pay C&W a commission in connection with this Sublease by $70,000. In the event that all of the aforesaid conditions, (a), (b), (c), (d) and (e) have not been satisfied within thirty (30) days from the date hereof, either party hereto may, at its option, upon written notice to the other (given in accordance with the terms of this Sublease), terminate this Sublease without penalty or damages to either party, and Subtenant’s advance payment of the first full month’s rent and Security Deposit shall be promptly returned to Subtenant.

Article 28.    Sublandlord’s Work & Subtenant’s Alterations.

A.    Sublandlord’s Work.  Sublandlord has no obligation hereunder to perform any work in or around the Sub-Premises. Sublandlord shall deliver the Sub-Premises in broom clean condition and Subtenant shall accept the Sub-Premises in “as is” but broom clean condition.

B.    Subtenant’s Alterations.  Notwithstanding the foregoing, prior to the commencement of any improvements, alterations, installations or demolition work Subtenant wishes to undertake within the Sub-Premises (collectively, “Subtenant’s Alterations”), Subtenant shall obtain any and all required permits and consents, including, without limitation, the consent of the Prime Landlord as and when required pursuant to the provisions of the Prime Lease, and Sublandlord’s consent as if Sublandlord were the landlord pursuant to the Prime Lease. Subtenant hereby acknowledges and covenants that any and all Subtenant’s Alterations made by Subtenant to the Sub-Premises shall be made in compliance with and governed by the Prime Lease as if Subtenant were the tenant therein and Sublandlord the landlord. Subtenant shall submit proposed plans and specifications for all Subtenant’s Alterations to Sublandlord and Prime Landlord for consent and shall secure consent from Prime Landlord and Sublandlord as required pursuant to Section 10 of the Prime Lease. Prior to making any Subtenant’s Alternations, Subtenant shall deliver an insurance certificate from Subtenant’s contractor with sufficient liability insurance in Sublandlord’s reasonable judgment, showing that Subtenant, Sublandlord and Prime Landlord are listed as “additional insureds”.

Article 29.    Prime Landlord Estoppels and Consent.

Whenever Prime Landlord’s consent is required under the Prime Lease, both Prime Landlord and Sublandlord’s consent shall be required.

Article 30.    Publicity.

Subtenant agrees that any public disclosure concerning this Sublease shall require prior consultation with, and the reasonable approval of Sublandlord, in accordance with the Prime Lease. Except as expressly directed by the other party, or as required by law, Sublandlord and Subtenant and their respective directors, employees, agents and contractors shall keep in strict confidence and shall not use, publish or divulge any Confidential Information (as defined in that certain Non-Disclosure Agreement, dated as of November 21, 2002, by and between Sublandlord and Subtenant) whatsoever relating to the terms of this Sublease or the business or finances of the other party to any third party, all the foregoing of which shall be deemed Confidential Information. The parties agree that in the event of any breach of this Article 30, the non-breaching party will be entitled, in addition to any other remedies that it may have at law or in equity, to the remedies provided or otherwise made available under, or pursuant to, the Non-Disclosure Agreement identified above, which Non-Disclosure Agreement is incorporated herein and made a part hereof.

Article 31.    Counterparts.

This Sublease may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Article 32.    Joint and Several Obligations.

Because the Subtenant consists of more than one entity, the obligations and liabilities of each entity, Webley and Parus, as Subtenant hereunder shall be joint and several.

IN WITNESS WHEREOF, the Sublandlord and the Subtenant have respectively signed and sealed this Sublease as of the day and year first above written.

MERCATOR SOFTWARE, INC. Sublandlord

By:	/s/ David L. Goret
Name: David L. Goret Title: SVP, General Counsel

WEBLEY SYSTEMS, INC. Subtenant

By:	/s/ Robert C. McConnel
Name: Robert C. McConnell Title: Chief Financial Officer

PARUS HOLDINGS, INC. Subtenant

By:	/s/ Taj Reneau
Name: Taj Reneau Title: Chief Executive Officer

EXHIBIT A

THE SUB-PREMISES

FLOOR PLAN

Floor plan covering approximately 17,855 rentable square feet of space at 3000 Lakeside Drive, Bannockburn, Illinois, 60015.

EXHIBIT B

LIST OF FURNITURE AND EQUIPMENT

Manufacturer	Description	Quantity	Unit Cost	Extension
Meridian	Multi-function W/S Stacked Cabinet 23x23x50H	64	$693.55	$44,387.20
Meridian	Multi-function W/S Stacked Cabinet 23x23x68H	1	$880.28	$880.28
Meridian	Free-standing Ped File 15W 18D 26 1/4H	69	$234.74	$16,197.06
Meridian	Mobile cushion-top Ped File 15W 18D 20 7/8H	64	$347.26	$22,224.64
Meridian	Mobile Table Oval Laminate top 36W 54L	21	$475.00	$9,975.00
Meridian	2 High Lateral File 36W 20D	1	$300.70	$300.70
Meridian	2 High Lateral File 36W 20D	8	$274.51	$2,196.08
HON	2 High Lateral File 30W 20D	2	$200.00	$400.00	est.
Meridian	3 High Lateral File 36W 20D	14	$389.94	$5,459.16
Meridian	3 High Lateral File 30W 20D	14	$352.60	$4,936.40
Meridian	4 High Bookcase 30W	2	$290.52	$581.04
Meridian	3 High Bookcase 30W	3	$242.50	$727.50
Meridian	2 High Bookcase 30W	2	$217.00	$434.00
Hon	2 High Bookcase 36W	3	$180.00	$540.00	est.
Meridian	5 High Bookcase 42W	1	$317.68	$317.68
unknown	3 High Bookcase 36W Oak	1	$100.00	$100.00	est.
unknown	5 High Bookcase 30W Oak	2	$100.00	$200.00	est.
Meridian	2 High Storage Cabinet 42W 24D + Lam Top	1	$381.70	$381.70
Meridian	3 High Storage Cabinet 42W 20D 38H	2	$344.84	$689.68
Cleator	Battery Park Custom Reception Credenza	1	$2,829.39	$2,829.39
Parenti & Raffaelli	Custom Built Cherry Reception Desk	1	$18,900.00	$18,900.00
Gordon Int’l	Pamplona Chair No arms	16	$158.06	$2,528.96
Gordon Int’l	Pamplona Chair with arms	4	$168.75	$675.00
Gordon Int’l	Pamplona Counter Stools	3	$199.69	$599.07
Herman Miller	Aeron Pneumatic Task Chair w/arms	16	$607.50	$9,720.00
Loewenstein/Oggo	Evolution Lounge Chairs W/Maple Tablet	3	$972.94	$2,918.82
Soho Contract Group	28” Dia. Round tables w/bases	2	$321.00	$642.00
Soho Contract Group	28” Square tables w/bases	2	$321.00	$642.00
unknown	Printer Table 36W 30D	1	$150.00	$150.00	est.
unknown	Printer Table 24W 20D	1	$75.00	$75.00	est.

Manufacturer	Description	Quantity	Unit Cost	Extension
Herman Miller	30” X 60” Rectangular Table	5	$390.00	$1,950.00
Herman Miller	36” X 72” Rectangular Table	2	$451.54	$903.08
Herman Miller	Ethospace cubicles (as built) Includes Installation	66	$2,880.00	$190,080.00	est.
Herman Miller	Ethospace cubicles (as built) Breakroom Carrells	6	$1,373.12	$8,238.72
Herman Miller	Closet Full of misc. Ethospace parts and pieces	1	$5,000.00	$5,000.00	est.
Triton	Handicap Accessible Dishwasher	2	$975.00	$1,950.00
KitchenAide	Microwave	1	$436.00	$436.00
General Electric	Profile 22cf Refrigerator #TNS22PRCBLBS	2	$1,375.00	$2,750.00
Herman Miller	Aeron Side chair	1	$357.50	$357.50
Aurora Manufacturing	36”Wx76”H Quik-Loc shelving units with extra shelf inserts	4	$362.99	$1,451.96
Hon	4 Drawer Vertical file	1	$250.00	$250.00	est.

Total Value	Valuations are at original cost except as noted and do not include delivery charges or sales taxes			$363,975.62

EXHIBIT C

SUBTENANT’S EARLY OCCUPANCY ALTERATIONS

Subtenant, at its sole cost and expense, and, subject to the provisions of Section 2A of this Sublease, may make the following additions to the Sub-Premises:

1.	Install electrical upgrades using a union electrician in the Sub-Premises as follows:

Quantity	Amperage	Voltage	Outlet	Usage
16	30	120	L5-30R	Rack Power
1	50	240	Hardwired	Rectifier/UPS
1	60	240	Hardwired	A/C Feed

2.	Install heating, ventilation and air conditioning upgrades in the Sub-Premises as follows:

1.	Existing 3.5 Ton unit to be used;
2.	New 3.5 Ton unit to be added;
a.	If unit is water-cooled, unit to draw water from Landlord’s closed loop system;
b.	If unit is air-cooled, unit to vent through a new roof penetration. Unit will not be permitted to vent into the plenum;
c.	AirRover XL60 B-CA;
d.	72K BTU;
e.	Voltage 208/230v 3e;
f.	Wire size #6;
g.	KW power 7.3;
h.	current consumption AMPS 31.5/32.6;
i.	circuit breaker size AMPS 40;
j.	Dimensions 64x32x46;
k.	Wt. 624 lbs.;
l.	condensate shall be pumped to drain;
m.	sound level 66/69DB;
n.	snoot nozzles 6; and
o.	air flow 1,500/2,000 CFM.

3.	Upgrade telephone and computer wiring within the Sub-Premises as follows:

Feeds	to building
1.	50 cooper pairs for POTS;
2.	7 T1’s to be installed;

EXHIBIT D

COPY OF THE PRIME LEASE

Previously filed as Exhibit 10.10 to our Annual Report on Form 10-K for the fiscal year-ended December 31, 2000.